Exhibit 15.01

May 2, 2012

Hartford Life Insurance Company

200 Hopmeadow Street

Simsbury, Connecticut 06089

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Hartford Life Insurance Company and subsidiaries (the “Company”) for the periods ended March 31, 2012 and 2011, as indicated in our report dated May 2, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, is incorporated by reference in Registration Statement Nos. 333-179822, 333-133693, 333-133694, 333-133695, 333-165129 and 333-157272 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

May 2, 2012